UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

JELD-WEN Holding, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

47580P103

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,101,820 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,101,820 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,101,820 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Gerald W. Schwartz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,883,094 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,883,094 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,883,094 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex Partners III LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,302,027 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,302,027 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,302,027 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex BP Co-Invest LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,744,219 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,744,219 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,744,219 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex Partners III GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,907,545 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,907,545 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,907,545 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 22.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(3)	See Item 4 below.
(4)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex US Principals LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 272,060 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 272,060 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 272,060 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex Partners III PV LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 258,883 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 258,883 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 258,883 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS BP EI LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 335,900 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 335,900 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 335,900 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)

(3)	See Item 4 below.
(4)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS Onex Partners III Select LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 65,364 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 65,364 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,364 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

CUSIP No. 47580P103	13G

1	NAMES OF REPORTING PERSONS New PCo II Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 781,274 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 781,274 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 781,274 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 105,455,993 shares of common stock outstanding as of November 10, 2017.

Item 1 (a).	Name of Issuer:

JELD-WEN Holding, Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

440 S. Church Street

Suite 400

Charlotte, North Carolina 28202

Item 2 (a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following persons (collectively, the “Reporting Persons”):*

(i)	Onex Corporation;

(ii)	Gerald W. Schwartz;

(iii)	Onex Partners III LP;

(iv)	Onex Partners III GP LP;

(v)	Onex US Principals LP;

(vi)	Onex Partners III PV LP;

(vii)	Onex Partners III Select LP;

(viii)	Onex BP Co-Invest LP;

(ix)	BP EI LLC; and

(x)	New PCo II Investments Ltd.

The Reporting Persons have entered into a joint filing agreement, dated as of February 14, 2018, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Act of 1934.

*	Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a “person” for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

The address for the principal business office of each of Onex Corporation, 1597257 Ontario Inc., New PCo II Investments Ltd. and Mr. Gerald W. Schwartz is:

161 Bay Street P.O. Box 700

Toronto, ON, Canada M5J 2S1

The address for the principal business office of each of Onex Partners III LP, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners Select LP and Onex BP Co-Invest LP is:

712 Fifth Avenue, 40th Floor

New York, NY 10019

The address for the principal business office of Onex US Principals LP and BP EI LLC is:

165 W Center Street, Suite 401

Marion, OH 43305

Item 2 (c).	Citizenship:

Citizenship is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.

Item 2 (d).	Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2 (e).	CUSIP Number:

47580P103

Item 3.

Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934.

Item 4.	Ownership:

The information required by Items 4(a)-4(c) is set forth in Rows 5-11 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons. As of the date of this report, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of JELD-WEN Holding, Inc. (the “Company”) listed opposite its or his name:

Reporting Person:	Number of Shares Held of Record:	Number of Shares Beneficially Owned:	Percent of Class:	Sole Power to Vote or to Direct the Vote:	Shared Power to Vote or to Direct the Vote:	Sole Power to Dispose or to Direct the Disposition of:	Shared Power to Dispose or to Direct the Disposition of:
Onex Corporation(1)	7,586,315	32,101,820	30.4%	0	32,101,820	0	32,101,820
Gerald W. Schwartz(1)(2)	0	32,883,094	31.2%	0	32,883,094	0	32,883,094
Onex Partners III LP	20,302,027	20,302,027	19.3%	0	20,302,027	0	20,302,027
Onex Partners III GP LP(3)	537,052	23,907,545	22.7%	0	23,907,545	0	23,907,545
Onex US Principals LP	272,060	272,060	0.3%	0	272,060	0	272,060
Onex Partners III PV LP	258,883	258,883	0.2%	0	258,883	0	258,883
Onex Partners III Select LP	65,364	65,364	0.1%	0	65,364	0	65,364
Onex BP Co-Invest LP	2,744,219	2,744,219	2.6%	0	2,744,219	0	2,744,219
BP EI LLC	335,900	335,900	0.3%	0	335,900	0	335,900
New PCo II Investments Ltd.	781,274	781,274	0.7%	0	781,274	0	781,274

(1)	Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex BP Co-Invest LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex BP Co-Invest LP, (c) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (d) Onex US Principals LP, through Onex Corporation’s indirect ownership or control of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (e) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (f) BP EI LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of BP EI LLC, and (g) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.
(2)	Mr. Gerald W. Schwartz may be deemed to beneficially own the common stock held by New PCo II Investments Ltd., through Mr. Schwartz’s indirect ownership or control of 1597257 Ontario Inc., which owns all of the equity of New PCo II Investments Ltd.
(3)	Onex Partners III GP LP may be deemed to beneficially own the shares held of record by Onex Partners III LP., Onex BP Co-Invest LP, Onex Partners III GP LP, Onex Partners III PV LP, and Onex Partners III Select LP as described in note (1) above. Onex Partners III GP LP disclaims such beneficial ownership (except with respect to the shares held of record by such entity).

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2018

ONEX CORPORATION

By:	/s/ David Copeland
	Name:	David Copeland
	Title:	Managing Director - Tax

ONEX PARTNERS III GP LP
By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Vice President

ONEX PARTNERS III LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

ONEX US PRINCIPALS LP
By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Director

ONEX PARTNERS III PV LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

ONEX BP CO-INVEST LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

ONEX PARTNERS III SELECT LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

BP EI LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

NEW PCO II INVESTMENTS LTD.

By:	/s/ Michelle Iskander
	Name:	Michelle Iskander
	Title:	Secretary

GERALD W. SCHWARTZ

By:	/s/ Andrea E. Daly
	Name:	Andrea E. Daly
	Title:	Attorney-in-fact for Gerald W. Schwartz, pursuant to a power of attorney incorporated herein by reference from Schedule 13G/A with respect to Fly Leasing Limited filed by Mr. Schwartz and other reporting persons on April 3, 2017.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Joint Filing Agreement